Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (“Agreement”) is entered into the last date signed below and is effective as of March 14, 2022 (the “Effective Date”) by and between PetVivo Holdings, Inc., a Nevada corporation, and its wholly-owned subsidiaries (collectively referred to herein as the “Company” or “PetVivo”) and Dr. David B. Masters (“Masters”). The Company and Masters shall be referred to herein as a “Party” or the “Parties’’.

WHEREAS PetVivo is a veterinary biotech and biomedical device company primarily engaged in the business of translating or adapting human biotech and medical technology into products for commercial sale in the veterinary market to help companion animals such as dogs and horses suffering from arthritis and other afflictions;

WHEREAS Masters is an expert in protein biomaterials and technology across many platforms and was the founder of Gel-Del Technologies, Inc. (“Gel-Del”) and silent co-founder to PetVivo;

WHEREAS Masters led the development of Gel-Del’s innovative proprietary biomaterials which simulate a body’s cellular tissue and thus can be readily and effectively utilized to manufacture implantable therapeutic medical devices;

WHEREAS the Company acquired Gel-Del, including all of Gel-Del’s technology and related patents and other intellectual property (IP) and production techniques;

WHEREAS Masters was the Company’s President & Chief Technical Officer from 2015 until December 1, 2017, at which time the Company owed Masters more than $450,000 in unpaid salary, and Masters agreed to end his employment contract with the Company and convert a large portion of the money the Company owed to him to stock in the Company;

WHEREAS Masters served on the Company’s Board of Directors from 2015 until March 4, 2022;

WHEREAS Masters provided consulting services to the Company pursuant to a Consulting Agreement dated September 1, 2020, with an original term commencing on September 1, 2020 and ending on December 31, 2020, which term was extended by the Parties on January 20, 2021 to end on February 28, 2021 (the “Consulting Agreement”);

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WHEREAS Masters contends that the Company (1) failed to pay Masters the full amount owed for his work performed under the Consulting Agreement during its term and for Consulting Agreement work performed at the Company’s request after the Consulting Agreement’s purported end date of February 28, 2021; (2) failed to pay Masters $300/hour as promised, for additional work outside the Consulting Agreement, which was provided at the Company’s request from March 1, 2021 through approximately September of 2021; and (3) failed to provide Masters with an employment agreement upon completion of the Company’s S-1 public financing and NASDAQ uplift in August of 2021;

WHEREAS PetVivo contends that Masters’ conduct in connection with the merger between the Company and Gel-Del and his services as a director breached his contractual obligations and fiduciary duties to the Company;

WHEREAS each Party disputes the contentions made by the other Party;

WHEREAS the Parties wish to avoid litigation and the accompanying expense, delay, and uncertainty, without admitting to any of the claims threatened by the other Party; and

WHEREAS the Parties enter into this Agreement to resolve their disputes and to allow both Parties to move forward in their future commercial endeavors.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Payment

In consideration of the mutual promises, covenants, representations, and other good and valuable consideration exchanged herein, the sufficiency of which is hereby acknowledged, the Parties agree that the Company will pay Masters the sum of $180,000.00 (the “Settlement Payment”) within thirty days of the execution of this Agreement.

2.	Restrictions on Warrants and Stock and Cashless Exercise of Certain Warrants

A. The Company has set forth in Exhibit A the stock that Masters owns (the “Stock”) based on the Certificate List provided by Equity Stock Transfer, LLC. The Company has set forth in Exhibit B the warrants issued to Masters (the “Warrants”). The Company believes based on its legal analysis that the Stock and the Warrants are or were restricted by the Securities Act of 1933, as amended (the “Securities Act”), as set forth in Exhibit A and Exhibit B.

B. The Stock and the Warrants can be resold pursuant to the requirements of Rule 144 of the Securities Act and other applicable exemptions. PetVivo states that Masters was no longer a PetVivo director as of March 5, 2022, and is not currently an “affiliate” as that term is defined under the Securities Act of 1933, as amended because he has not directly or indirectly been in a relationship of control with the Company since March 5, 2022. Masters will remain a non-affiliate in the future based on the assumption that he remains not an officer, director, or 10% beneficial owner. Based on this expectation, and on the further assumptions that Masters’ resales comply with the applicable securities law exemption requirements and other laws, including, without limitation, the insider trading laws and any Section 16 filing requirements for post-sale transactions, the dates that Masters’ Stock and Warrants were eligible to have the Rule 144 legends removed are set forth by PetVivo in Exhibit A and Exhibit B.

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C. The Company provided Masters with Exhibit C, which is a form opinion letter that the Company believes substantially conforms with Rule 144 of the Securities Act. Based on this information, and the information in Exhibit A and Exhibit B, Masters’ counsel has provided the opinion letter set forth in Exhibit D with respect to the Stock and the Warrants that are currently eligible to have the Rule 144 legends removed.

D. By virtue of its execution of this Agreement, the Company hereby approves the opinion letter set forth in Exhibit D and agrees it can be submitted to the transfer agent immediately upon the Company’s execution of this Agreement. The Company further agrees to provide all reasonably necessary cooperation to Masters and the Company’s transfer agent following the execution of this Agreement to ensure that the transfer agent timely lifts all restrictions on Masters’ Stock and Warrants and until such time that Masters is issued new registered and unrestricted shares and certificates for all Stock and Warrants identified in Exhibit A and Exhibit B. With respect to such cooperation, the Company agrees to use reasonable best efforts to act within seventy-two (72) hours following a written demand from Masters or his counsel to act upon the request to remove the restriction. The Company’s agreements in this paragraph are conditioned on no unforeseen events arising in the future that would make the Company’s agreements in this paragraph inconsistent with Rule 144 of the Securities Act. However, the Company’s obligation to provide necessary and timely cooperation to Masters and its transfer agent will remain and survive execution of this Agreement.

3.	Conversion of Warrants

A. With respect to the subset of Warrants that have a cashless exercise provision, PET- 93, PET- I 02, PET-116, and PET-148, the Company shall accept Masters’ exercise of these Warrants, on a cashless basis, within seventy-two (72) hours of Masters providing PetVivo an executed Notice of Exercise in the form attached as Exhibit E. Delivery of this notice will be made pursuant to Paragraph 19 of this Agreement and effective at the time of delivery. The Company agrees to issue Masters common stock shares for these Warrants in accordance with the terms of each Warrant. The Company further agrees to facilitate the issuance of registered, unrestricted shares for these Warrants without a Rule 144 restrictive legend as soon as practicable. These Warrants may be exercised on multiple occasions as directed by Masters until they expire, and Masters shall pay all costs to exercise.

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B. With respect to the subset of Warrants that do not have a cashless exercise provision, PET-149, the Company will provide reasonable cooperation to Masters and the transfer agent in whatever means necessary with respect to the issuance of shares without a Rule 144 restrictive legend after Masters provides notice of exercise and pays the Company cash to exercise the warrants and fulfills the other requirements of Rule 144 as delineated herein. These non-cashless Warrants may be exercised on multiple occasions as directed by Masters until they expire, and Masters shall pay all costs to exercise. To facilitate the above, with respect to PET-149, the Company hereby approves the opinion letter set forth in Exhibit F, provided there is compliance with all regulatory requirements imposed on the Company and Masters, and agrees it can be submitted to the transfer agent following a six (6) month holding period after exercise (when Masters pays cash to exercise), provided that the Company is a reporting company under Rule 144, is current in its SEC filing requirements, and Masters is a non-affiliate of the Company (and has been so for at least three months prior to the sales date) at the time of the request to remove the legend.

C. The Company agrees to request that the Transfer Agent deliver registered and unrestricted stock certificates to Masters or his designated brokerage at the expense of Masters for: (1) all Masters’ Stock identified in Exhibit A within three business days of the opinion letter (Exhibit D) being sent to the Transfer Agent; (2) Warrants being converted to stock under Section 3(A) above within three business days of exercise; and (3) Warrants being converted to stock under Section 3(B) above within three business days of Exhibit F being sent to the Transfer Agent.

D. For the avoidance of doubt, the Parties understand and agree that one purpose of this Agreement is for Masters to obtain shares of PetVivo common stock and have the Rule 144 restrictive legend removed from the certificates, when legally permissible, for all Stock identified in Exhibit A, and all Warrants (when exercised) identified in Exhibit B, as soon as practicable. As such, the Company will provide reasonable cooperation to Masters and the transfer agent for as long as necessary to accomplish: (1) Masters’ exercise of the Warrants identified in Paragraphs 3(A) and (B); and (2) the issuance to Masters of shares and certificates for all Stock identified in Exhibit A and all Warrants identified in Exhibit B after exercise.

4.	Status of Consulting Agreement

The Parties agree that the term of the Consulting Agreement was September 1, 2020 to February 28, 2021. The Parties further agree that any obligations of Masters under the Consulting Agreement that survive its expiration, including his obligations under Consulting Agreement Paragraph 6, remain in place per the original terms of the Consulting Agreement. The Parties reserve all rights as to the meaning, validity, and enforceability of any terms of the Consulting Agreement that survive its expiration, including Consulting Agreement Paragraph 6 and its definition of “Confidential Information.”

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5.	Noncompetition

The Parties agree that there is not a noncompetition covenant contained in the Consulting Agreement. The Parties further agree that any noncompetition covenants contained in any other agreements between the Parties have now expired.

6.	Notification Regarding Future Services

For a period of 3 years beginning on the Effective Date and ending on March 14, 2025, Masters agrees to notify the Company in writing, pursuant to Paragraph 19, of the name of any future employer, person, or business (collectively, the “New Business Partner”) to whom Masters provides services if such information is not permanently listed on Masters’ LinkedIn public profile. In the event that confidentiality provisions unilaterally imposed by such New Business Partner prohibit Masters from providing the required disclosure to the Company, Masters agrees to inform the New Business Partner in writing that he was a party to the Consulting Agreement and this Agreement, both of which are a matter of public record. Masters agrees to maintain a copy of the written notice signed by the New Business Partner which documents that the New Business Partner received the notice and is signed by an executive at the New Business Partner Masters agrees to provide a copy of this notice to the Company upon its request. This Paragraph 6 shall not apply to Masters’ provision of services outside of the veterinary, biomedical, biotech, or medical technology fields if such services do not directly or indirectly relate to or involve protein biomaterials, protein technology, or the Company’s trade secrets or other proprietary information.

7.	Masters’ Release of the Company

Masters, on his own behalf, and on behalf of Masters’ affiliates and their respective successors and permitted assigns, does hereby irrevocably, unconditionally, voluntarily, fully, and completely forever release and discharge each of the Company, the Company’s affiliates and each of their respective past, present and future directors, officers, employees, agents, successors, assigns and shareholders (collectively, the “Company Released Parties”), from and against any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that Masters ever had, now has, or may hereafter have or acquire against the Company Released Parties (collectively, “Claims”) arising out of or relating in any way to any act, omission, matter, cause or event occurring on or prior to the Effective Date, March 14, 2022, including, but not limited to, any of the foregoing arising out of or related in any way to (a) the ownership, operation, business, or financial condition of Company or its business (b) any contract, agreement, or other arrangement, whether verbal or written, entered into or established between Masters (or an affiliate of Masters) and the Company on or prior to March 14, 2022, or (c) any services Masters provided to the Company.

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8.	The Company’s Release of Masters

A. Except as set forth in Paragraph 8(B) below, the Company, the Company’s affiliates, and each of their respective past, present, and future directors, officers, employees, agents, successors, assigns, and shareholders does hereby irrevocably, unconditionally, voluntarily, fully, and completely forever release and discharge each of Masters, Masters’ affiliates, and their respective successors and permitted assigns (collectively, the “Masters Released Parties”), from and against any and all claims, 7 demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Company ever had, now has, or may hereafter have or acquire against the Masters Released Parties (collectively, “Claims”) arising out of or relating in any way to any act, omission, matter, cause or event occurring on or prior to the Effective Date, March 14, 2022, including, but not limited to, any of the foregoing arising out of or related in any way to (a) the ownership, operation, business, or financial condition of Company or its business (b) any contract, agreement, or other arrangement, whether verbal or written, entered into or established between Masters (or an affiliate of Masters) and the Company on or prior to March 14, 2022, or (c) any services Masters provided to the Company.

B. The release set forth in Paragraph 8(A) above is not intended to release, and does not release, any claims of the Company for breach by Masters of his confidentiality or trade secret obligations, if any, that the Company could not have discovered through reasonable due diligence, even if such claims arise out of or relate in any way to any act, omission, matter, cause or event that occurred on or prior to the Effective Date, March 14, 2022. As of the date the Company executes this Agreement and makes the Settlement Payment, the Company represents that it is unaware of any such claims or potential claims.

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9.	Costs/Expenses/Fees

The Parties agree that they each shall bear their own costs, expenses, and attorneys’ fees with respect to the mediation and this Agreement.

10.	Confidentiality

A. The Parties agree that neither they nor their attorneys nor representatives shall reveal to anyone any of the terms of this Agreement, except: (a) to the extent that such disclosure may be required by the operation of law, regulation, subpoena, or court order; (b) to the officers, directors, 8 accountants, auditors, lenders, insurance brokers, insurers, and reinsurers of a Party; (c) to the legal counsel of any Party; (d) to members of Masters’ immediate family; (e) Masters’ significant other, Wendy M. Johnson; (f) silent co-founders of Gel-Del, Linda K. Hansen and Harlan Jacobs; (g) by any Party in a proceeding to enforce the terms of this Agreement (in which case the party seeking such enforcement will have such proceeding filed and proceed under seal unless and until otherwise ordered by the relevant tribunal or court); or (h) to Masters’ potential or future employer or New Business Partner. Masters acknowledges and understands that the Company will disclose a summary of the Agreement’s terms on Form 8-K and a copy of this Agreement will be attached to the Form 8-K as an exhibit.

The Company agrees that its Form 8-K summary of this Agreement’s terms will contain the following statement:

After PetVivo made the decision that Dr. Masters’ services were no longer necessary, Dr. Masters agreed to part ways with PetVivo on amicable terms. PetVivo thanks Dr. Masters for his contributions to our company and wishes Dr. Masters the best in his personal endeavors and in his profession.

11.	No Admission of Liability

Each Party represents and agrees that this Agreement is a compromise of disputed claims and that the entering into this Agreement, the terms of this Agreement, and the performance of any obligation hereunder, shall not be regarded or deemed an admission of any liability or wrongdoing, which liability and wrongdoing is expressly denied.

12.	Complete Agreement

This Agreement contains the complete agreement between the Parties and supersedes all prior agreements, orders, and understandings between the Parties, except as specifically set forth herein. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, successors, agents, employees, insurers, assigns, and legal representatives.

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13.	Amendments

This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment is sought.

14.	Severability

The provisions of this Agreement are severable. If any portion, provision, or part of this Agreement is held, determined, or adjudicated to be invalid, unenforceable, or void for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement and shall not affect the validity or enforceability of any remaining portions, provisions, or parts.

15.	Governing Law

The Parties agree that this Agreement shall be construed and interpreted under the laws of the State of Minnesota, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The Parties agree that the exclusive jurisdiction for any dispute arising out of or relating to this Agreement is the state and federal courts of the State of Minnesota. The Parties consent to personal jurisdiction in the State of Minnesota for any dispute arising out of or relating to this Agreement.

16.	Drafting

This Agreement shall not be construed more strictly against one Party than the other merely by virtue of the fact that it has been prepared initially by counsel for one of the Parties, it being recognized that both Parties and their respective counsel have had a full and fair opportunity to negotiate and review the terms and provisions of this Agreement and to contribute to its substance and form.

17.	Warrant of Authority, Duty of Cooperation

Any individual signing this Agreement on behalf of any entity warrants and guarantees actual authority to bind such entity. Each Party agrees to do all things reasonably necessary to in good faith fulfill the terms of this Agreement.

18.	Counterparts

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same document. An executed signature page sent via email shall be sufficient to evidence a Party’s intention to be bound by the terms of this Agreement.

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19.	Notice

Any notice required or permitted in this Agreement shall be in writing and shall be given by United States registered or certified mail, postage prepaid; or transmitted by email; or deposited cost paid with a nationally recognized, reputable, overnight courier, properly addressed and delivered to the party as listed below:

If to Masters:

Dr. David B. Masters

Copy to:

Ballard Spahr LLP

2000 IDS Center, 80 South 8th Street

Minneapolis, MN 55402-2119

Direct 612.371.3259

Fax 612.371.3207

Mobile 612.616.3246

byej@ballardspahr.com

If to PetVivo:

Robert J. Folkes, Chief Financial Officer

5151 Edina Industrial Blvd., Suite 575

Minneapolis, MN 55439

bfolkes@petvivo.com

Copy to:

Fox Rothschild LLP

Attn: Laura Holm

Phillips Point, West Tower, 777 S Flagler Dr# 1700

West Palm Beach, FL 33401

Notices, demands, and requests by the parties in the manner stated above shall be deemed sufficiently served or given for all purposes hereunder two (2) days after the date such notice, demand, or request is postmarked if mailed, on the date of delivery if sent by confirmed email transmission or overnight courier. Either party may change the place to which notice is to be sent by serving written notice thereof upon the other in accordance with this Paragraph 19.

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Executed by:

PETVIVO HOLDINGS, INC.

By:	/s/ Robert J. Folkes
Robert J. Folkes
Its:	Chief Financial Officer
Date:	September 8, 2023

By:	/s/ David B. Masters
David B. Masters
Date:	August 25, 2023